Exhibit 10.50

April 4, 2003

United Air Lines, Inc.

Attention: General Counsel

I hereby agree to an additional 14% reduction in my Base Salary as defined in my Employment Agreement with United dated September 5, 2002 and as amended on December 8, 2002 and February 17, 2003 ("Agreement") from $845,500 to $712,500 effective April 1, 2003. I understand and agree that this is not an amendment to the Agreement and, for this purpose only, I agree to waive Board approval of the reduction as required by the following provision in Section 3.b. of the Agreement:

Base Salary shall not thereafter during the term of this Agreement be decreased unless such reduction (i) is approved by the Board in accordance with the standards set forth in the UAL Restated Certificate of Incorporation, and (ii) is applied on a proportionally similar and no less favorable basis to Executive than to substantially all other management employees of United.

In all other respects, the provisions of the Agreement remain unchanged and in full force and effect.

Sincerely,
/s/ Glenn F. Tilton
Glenn F. Tilton
President, Chairman and CEO

Agreed and Confirmed this 4th day
of April, 2003

UAL CORPORATION                               UNITED AIR LINES, INC.

By: /s/ Francesca M. Maher                          By: /s/ Francesca M. Maher
Title: Francesca M. Maher                            Title: Francesca M. Maher
        Senior Vice President                                    Senior Vice President
        General Counsel and Secretary                      General Counsel and Secretary